THE JPM INSTITUTIONAL FUNDS
                           CO-ADMINISTRATION AGREEMENT


         CO-ADMINISTRATION AGREEMENT, dated as of August 1, 1996, by and between The JPM Institutional Funds, a Massachusetts business trust having a Declaration of Trust on file with the office of Secretary of State of the Commonwealth of Massachusetts (the "Trust"), and Funds Distributor, Inc., a Massachusetts corporation (the "Co-Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Shares of Beneficial Interest (par value $0.001 per share) of the Trust (the "Shares") are divided into multiple series (together with any series which may in the future be established, the "Series" or the "Fund"); and

         WHEREAS, the Trust wishes to engage the Co-Administrator to provide certain administrative and management services, and the Co-Administrator is willing to provide such administrative and management services to the Trust and each Series, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Co-Administrator. Subject to the general direction and control of the Board of Trustees of the Trust, the Co-Administrator shall perform the following administrative and management services: (a) providing or obtaining office space, equipment and clerical personnel necessary for maintaining the organization of the Trust, including a principal office in Massachusetts, and for performing the administrative and management functions herein set forth; (b) arranging for Directors, officers and employees of the Co-Administrator or its agents, reasonably acceptable to the Trustees, to serve as Trustees, officers or agents of the Trust and perform the duties incident to their office, if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) preparing such reports, applications and documents (including reports regarding the sale and redemption of Shares as reported by the Trust's transfer agent as may be required in order to comply with state securities laws) as may be necessary or desirable to register Shares with state securities authorities, monitoring the sale of Shares as reported by the Trust's transfer agent for compliance with state securities laws, and filing with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Shares with


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state securities  authorities to enable the Trust to make a continuous  offering of Shares; (d) reviewing and filing with the National Association of Securities Dealers all marketing and sales literature provided to the Co-Administrator on behalf of the Trust; and (e) maintaining books and records of the Trust related to the foregoing. In the performance of its duties under this Agreement, the Co-Administrator will comply with the provisions of the Declaration of Trust and By-Laws of the Trust and the Trust's stated investment objectives, policies and restrictions and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Board of Trustees may from time to time determine. Notwithstanding the foregoing, the Co-Administrator shall not be deemed to have assumed any duties with respect to this Agreement, including, without limitation, any responsibility for the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto, nor shall the Co-Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or other administrative service provider of the Trust. The Co-Administrator undertakes to comply with all applicable requirements of the federal securities laws and any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by it hereunder.

         2. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Co-Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request.

         3. Allocation of Charges and Expenses. The Co-Administrator shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of the Co-Administrator or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this
Section 3. Except as provided in the foregoing sentence, the Co-Administrator shall not pay other expenses relating to the Trust including, without limitation, compensation of Trustees not affiliated with the Co-Administrator; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's independent auditors, of legal counsel and of any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Shares; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares.

         4. Compensation of Co-Administrator. For the services to be rendered and the facilities to be provided by the Co-Administrator hereunder, the Co-Administrator shall receive a fee from each such Series of the Trust as agreed by the Trust and the Co-Administrator from time to time


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as set forth on Schedule A attached  hereto.  This fee will be payable as agreed by the Trust and the Co-Administrator, but no more frequently than monthly.

         5. Limitation of Liability of the Co-Administrator. The Co-Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this
Section 5, the term "Co-Administrator" shall include Funds Distributor, Inc. and/or any of its affiliates and the Directors, officers and employees of Funds Distributor, Inc. and/or of its affiliates.

         6.   Activities   of  the   Co-Administrator.   The   services  of  the
Co-Administrator to the Trust are not to be deemed to be exclusive, the Co-Administrator being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and shareholders of the Trust are or may become interested in the Co-Administrator and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Co-Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Co-Administrator and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

         7. Termination. This Agreement may be terminated as to any Series at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the Co- Administrator, in each case on not more than 60 days' nor less than 30 days' written notice to the other party.

         8. Subcontracting by the Co-Administrator. The Co-Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Co-Administrator may subcontract hereunder only with the prior consent of the Trustees of the Trust; and provided, further, that, unless the Trust otherwise expressly agrees in writing, the Co-Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         9. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         10. Amendments. This Agreement may be amended by only mutual written consent.

         11. Confidentiality. The Co-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information not otherwise publicly available relative to the Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Co-Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.


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         12.  Miscellaneous.  This Agreement  embodies the entire  agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

         13. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Administrator at 60 State Street, 13th Floor, Boston, Massachusetts 02109, Attention: President with a copy to General Counsel; or (2) to the Trust at 60 State Street, 13th Floor, Boston, Massachusetts 02109, Attention: Treasurer, or at such other address as either party may from time to time specify to the other party pursuant to this section, with a copy to Morgan Guaranty Trust Company of New York, 522 Fifth Avenue, New York, New York 10036, Attention: Funds Management.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer of the Trust under the Trust's Declaration of Trust, dated November 4, 1992 as amended, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                            THE JPM INSTITUTIONAL FUNDS


                                         By /s/ John E. Pelletier
                                            John E. Pelletier, Vice President
                                            and Secretary

                                            FUNDS DISTRIBUTOR, INC.


                                         By /s/ Marie E. Connolly
                                            Marie E. Connolly, President and
                                            Chief Executive Officer

JPMADMI3

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                                                    Schedule A



         The Co-Administrator's annual fee charged to and payable by each Covered Entity as defined below is its share of an annual complex-wide charge. The annual complex-wide charge is:

   (a) $425,000 for all Covered Entities, provided that such charge shall be increased by $5,000 for each Covered Entity in excess of 100, plus

    (b) out-of-pocket charges for any services subcontracted pursuant to co-administration agreements with Covered Entities.

The portion of this charge payable by each Covered Entity is (i) in the case of any charges described in paragraph (b) directly attributable to a particular Covered Entity, the amount attributable to such Covered Entity, plus (ii) in the case of all other amounts, the amount determined by the proportionate share that such Covered Entity's net assets bear to the total net assets of the Covered Entities.

A Covered Entity is any series of The Pierpont Funds, The JPM Institutional Funds, The JPM Advisor Funds, the Portfolios in which they invest, and each other current or future mutual fund (or series thereof) for which both (1) a tax return is filed with the Internal Revenue Service under United States tax law and (2) Morgan Guaranty Trust Company of New York provides investment advice and/or administrative services and the Co-Administrator provides administration services.

Approved:         July 11, 1996
                  Effective August 1, 1996


JPMADMI3